UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

RESOURCE REAL ESTATE INVESTORS 7, L.P.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53962

Delaware	26-2726308
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Crescent Drive

Suite 203

Navy Yard Corporate Center

Philadelphia, PA 19112

(Address of principal executive offices, including zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2016, RRE Cape Cod Holdings, LLC, a wholly-owned subsidiary of Resource Real Estate Inventors 7, L.P. (“RRE”), entered into an Agreement of Purchase and Sale (“PSA3”) to sell its apartment complex located in San Antonio, Texas to Westmount Realty Capital, LLC (“Westmount”), an unrelated third party. Under the terms of the Agreement, the purchase price is $16 million and the closing is to take place on or before October 17, 2016 subject to Westmount’s option to extend closing by up to fifteen days. Westmount has inspection rights and a right to terminate PSA3 during the inspection period, which ends on September 16, 2016.

On September 12, 2016, RRE Bent Oaks Holdings, LLC (“Bent Oaks”), a wholly-owned subsidiary of RRE, sold its apartment complex located in Austin, Texas to Firmus Equity Partners, LLC (“Firmus”), an unrelated third party, for approximately $15.6 million, pursuant to that certain Agreement of Purchase and Sale dated as of July 28, 2016, between Bent Oaks and Firmus (“PSA1”).

Also on September 12, 2016, RRE Woodhollow Holdings, LLC (“Woodhollow”), a wholly-owned subsidiary of RRE, sold its apartment complex located in Austin, Texas to Firmus for approximately $12.6 million, pursuant to that certain Agreement of Purchase and Sale dated as of July 28, 2016, between Woodhollow and Firmus (“PSA2” and together with PSA1, the “Agreements”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The response to this item is included in Item 1.01 above and is incorporated herein by this reference with respect to the Agreements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016	RESOURCE REAL ESTATE INVESTORS 7, L.P.

By: Resource Capital Partners, Inc., its general partner

By:	/s/ Kevin M. Finkel

Name:	Kevin M. Finkel
Title:	President